Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 27, 2025, relating to the financial statements and financial statement schedules of Accelerant Holdings LP, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-288435) of Accelerant Holdings. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to Registration statement on Form S-1 (No. 333-288435) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 23, 2025